Exhibit 99.1

For Release: January 27, 2010

Contact: Lisa Razo, Merchants Bank, at (802) 865-1838

Merchants Bancshares, Inc. Announces 2009 Results

SOUTH BURLINGTON, VT— Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $12.48 million or diluted earnings per share of $2.04 for the year ended December 31, 2009. This compares with net income of $11.92 million or diluted earnings per share of $1.96 for the previous year. Merchants earned $3.80 million or diluted earnings per share of $0.62 for the quarter ended December 31, 2009, compared to net income of $3.06 million or diluted earnings per share of $0.51 for the same quarter of the previous year. Merchants previously announced the declaration of a dividend of 28 cents per share, payable February 18, 2010, to shareholders of record as of February 4, 2010.

The return on average assets was 1.07% and 0.91% for the quarter and year ended December 31, 2009, respectively, compared to 0.93% for both the quarter and year ended December 31, 2008. The return on average equity was 16.69% and 14.67% for the quarter and year ended December 31, 2009, respectively, compared to 16.32% and 15.83% the same periods in 2008. “We are very pleased with the results for both the quarter and the year. The year over year improvement in net income and diluted earnings per share in a very challenging economic environment is a great testament to the efforts of our people, and a strong display of confidence in Merchants Bank by our customers,” commented Michael R. Tuttle, Merchants’ President and Chief Executive Officer.

Merchants’ taxable equivalent net interest income increased $6.65 million to $50.38 million for 2009 compared to 2008, a 15.2% increase. Merchants’ taxable equivalent net interest margin increased to 3.80% from 3.58% over the same time period. The year over year increase in Merchants’ taxable equivalent net interest income was driven by a combination of an increase in average interest earning assets, a shift in the composition of the balance sheet, and lower funding costs during 2009. Merchants’ average earning asset base increased $105.93 million to $1.33 billion at an average yield of 5.02% for 2009 compared to $1.22 billion at an average yield of 5.63% for 2008. The decrease in the average rate earned on assets was more than offset by decreases in the cost of interest bearing liabilities, which decreased to 1.40% for 2009 from 2.33% for 2008.

Loans ended 2009 at $918.54 million, a $71.41 million, or 8.4%, increase over 2008 ending balances. The largest increase was in municipal loans, which increased $41.99 million over 2008 ending balances. Residential real estate loans grew $39.44 million, or 10.0%, commercial real estate balances grew $17.21 million, or 6.3%, and commercial loans declined $12.29 million, or 9.7% over 2008 ending balances. Growth in residential real estate loans was driven by the favorable rate environment coupled with the fact that Merchants does not originate these loans for sale. Commercial loans decreased as borrowers accelerated the retirement of debt during this period of reduced economic activity.

Year-end loan balances were as follows:

(In thousands)	December 31, 2009	December 31, 2008
Commercial, financial and agricultural	$ 113,980	$ 126,266
Municipal loans	44,753	2,766
Real estate loans – residential	435,273	395,834
Real estate loans – commercial	290,737	273,526
Real estate loans – construction	25,146	40,357
Installment loans	7,711	7,670
All other loans	938	708
Total loans	$ 918,538	$ 847,127

Merchants’ year-end investment portfolio decreased $25.80 million from 2008 to 2009. Merchants worked to decrease its credit exposure in the non-Agency sector of the investment portfolio during 2009, and sold its entire portfolio of commercial mortgage backed securities and several of its non-Agency CMOs during 2009. Additionally, Merchants sold three of its low coupon 30 year MBS during the last quarter of 2009 for a total gain of $1.15 million. Merchants sold bonds with a total par value of $73.16 million during 2009 for a net gain of $1.22 million. All securities purchased during 2009 were Agency backed paper.

Merchants’ year-end deposit balances increased $112.52 million, or 12.1%, to $1.04 billion at December 31, 2009 from $930.80 million at December 31, 2008. All deposit categories grew over 2008 year end balances. Free Checking for Life balances ended 2009 at $234.03 million, a 28.2% increase over year end 2008 balances. Money market accounts ended 2009 at $247.17 million, a 19.4% increase over year end 2008 balances. Time deposits ended 2009 at $394.54 million, a 2.4% increase over year end 2008 balances and represented 37.8% of Merchants’ total deposits at December 31, 2009 compared to 41.4% of total deposits at December 31, 2008. Growth in all municipal categories accounted for $25.80 million of total deposit growth during 2009. “It is unusual to see growth in both loans and deposits during a recession, but that is exactly what happened in 2009. Clearly our communities responded to our position as Vermont’s only statewide independent bank,” commented Mr. Tuttle.

Balances in Merchants’ cash management sweep product totaled $178.31 million at December 31, 2009, compared to $92.41 million at December 31, 2008. The balances are included with “Securities sold under agreements to repurchase and other short-term debt” on the accompanying balance sheet. The increase from 2008 to 2009 is primarily a result of strong growth in Merchants’ municipal portfolio. Merchants’ other long-term debt position decreased to $31.22 million at December 31, 2009 from $118.64 million at December 31, 2008. Merchants prepaid a total of $60.63 million in FHLB debt, at an average rate of 3.74%, over the course of 2009. Merchants incurred a prepayment penalty of $1.55 million in conjunction with the prepayment, Merchants estimates that it earned back approximately 40% of that prepayment penalty during 2009.

The provision for credit losses for 2009 was $4.10 million compared to $1.53 million for 2008. The increased provision expense was the result of a number of factors:

•

As mentioned previously, loans ended 2009 at $918.54 million, a $71.41 million, or 8.4% increase over year end 2008.

•

Non-accruing loans increased to $14.30 million at December 31, 2009 from $11.48 million at December 31, 2008, total non-performing loans increased to $14.48 million at December 31, 2009 from $11.64 million at December 31, 2008.

•

Accruing classified loans increased to $16.19 million at December 31, 2009 from $13.74 million at December 31, 2008, after reaching a high point of $37.86 million at June 30, 2009.

•

Net charge-offs for 2009 were $1.71 million compared to $564 thousand for 2008.

•

The prolonged period of high economic uncertainty that existed throughout 2009 is projected to continue through much of 2010.

Although non-accruing loans increased when comparing 2009 year end balances to 2008 year end balances, the individual loans that make up the balances changed significantly during the course of 2009 as a result of Merchants’ active account management process. The following discussion highlights the dynamic nature of these balances:

•

Non-accrual loan balances ended 2008 at $11.48 million. Balances on these loans were reduced significantly during 2009 as a result of $5.67 million in collections during 2009 combined with $1.09 million in write-downs, resulting in ending balances at December 31, 2009 of $4.72 million on this group of non-accruing loans.

•

New loans totaling $12.37 million were added to non-accrual during 2009. Balances on these loans were reduced during 2009 by $2.01 million in repayments and $780 thousand in write downs resulting in ending balances at December 31, 2009 of $9.58 million on this group of non-accruing loans.

•

The total December 31, 2009 ending balance of $14.30 million in non-accruing loans consists of $4.72 million in net balances that have been on non-accruing for more than one year, and $9.58 million in net balances that were added during 2009.

The additions to non-accrual reflected management’s concerns regarding fundamental credit issues which could affect borrowers’ ability to repay the loans and not, in most cases, as a result of payment delinquencies. Of the total non-accruing loans at year-end 2009, approximately 77% were attributable to six borrowers. Approximately $4.65 million of total classified loans carry some form of government guarantee. “Asset quality will remain a major focus for us in 2010. We have made good progress in reducing the non-accrual balances that started the year and also have detailed plans to reduce the December 31, 2009 balances during the course of 2010,” stated Mr. Tuttle.

Merchants’ noninterest income increased $1.66 million to $10.32 million for 2009 compared to $8.66 million for 2008. Excluding gains (losses) on security transactions, Merchants’ noninterest income increased $151 thousand to $9.10 million from $8.95 million for 2009 compared to 2008. Trust Company income continued to decrease through the first three quarters of 2009 compared to 2008, but was higher for the fourth quarter of 2009 compared to the fourth quarter of 2008. Although the value of Trust Company assets under management has rebounded during 2009, values have not returned to their early 2008 levels. Service charges on deposits were $234 thousand higher in 2009 than 2008, primarily a result of slightly higher net overdraft fee revenue. Merchants’ expense related to Equity in Losses of Real Estate Limited Partnerships increased to $2.05 million for 2009 compared to $1.85 million for 2008 as Merchants continued its support of affordable housing in Vermont. Some of these partnerships generate historic rehabilitation credits which helped to reduce Merchants’ effective tax rate for 2009 to 23.1% compared to 24.0% for 2008. Other non-interest income was positively impacted by a gain of $180 thousand on the sale of Merchants’ Windsor, VT office.

Total noninterest expense increased 14.2% to $40.10 million from $35.10 million for 2009 compared to 2008. There are several reasons for this increase:

•

Salaries and wages increased $780 thousand, or 5.7%, to $14.51 million compared to $13.73 million for 2009 compared to 2008. Normal pay increases and a $149 thousand higher incentive payout for 2009 compared to 2008 combined with additional staff hired in the corporate banking, government banking and trust areas contributed to the increase over the prior period.

•

Employee benefits increased $475 thousand, or 12.3%, to $4.35 million from $3.87 million for 2009 compared to 2008. The largest year-over-year increase was Merchants’ pension plan expense, which increased $391 thousand when comparing 2009 to 2008. The increases in the remaining categories are directly related to salary increases during 2009.

•

Merchants’ total FDIC insurance expense increased $1.61 million to $1.96 million for 2009 compared to $356 thousand in 2008. Merchants recorded a $630 thousand expense related to the FDIC’s special assessment during the second quarter of 2009. Additionally, Merchants’ regular FDIC insurance assessment, excluding the special assessment, increased $978 thousand to $1.33 million for 2009, compared to 2008, due to both an increase in the FDIC’s assessment rates and an increase in deposits.

•

Other noninterest expense increased $1.87 million, or 31.7%, to $7.76 million from $5.89 million for 2009 compared to 2008. There were a number of reasons for this increase. As mentioned previously, Merchants prepaid $60.63 million in FHLB debt during 2009, resulting in a $1.55 million prepayment penalty. Expenses related to problem loans and OREO totaled $292 thousand for 2009 compared to $25 thousand for 2008. Additionally, Merchants’ correspondent bank service charges have increased to $414 thousand for 2009, compared to $247 thousand for 2008. The large increases are a result of increased fees being passed on to Merchants by its primary correspondent bank, and a result of the very low interest rate environment. Merchants’ expenses related to Internet banking and its Cash Rewards Checking product were $225 thousand higher for 2009 compared to 2008. At the same time Merchants reduced losses related to fraudulent activity by $225 thousand during 2009. Most categories of operating expenses increased for 2009 compared to 2008.

Mr. Michael Tuttle, Merchants’ President and Chief Executive Officer; and Ms. Janet Spitler, Merchants’ Chief Financial Officer, will host a conference call to discuss these earnings results at 9:30 a.m. Eastern Time on Friday, January 29, 2010. Interested parties may participate in the conference call by dialing (800) 230-1074; the title of the call is Earnings Release for Merchants Bancshares, Inc. Participants are asked to call a few minutes prior to register. A replay will be available until noon on Friday, February 5, 2010. The U.S. replay dial-in telephone number is (800) 475-6701. The international replay telephone number is (320) 365-3844. The replay access code for both replay telephone numbers is 143115.

Vermont Matters. Merchants Bank strives to fulfill its role as the state’s leading independent community bank through a wide range of initiatives. The bank supports organizations throughout Vermont in addressing essential needs, sustaining community programs, providing small business and job start capital, funding financial literacy education and delivering enrichment through local sports activities.

Merchants Bank was established in 1849 in Burlington, Vermont. Its continuing mission is to provide Vermonters with a statewide community bank that combines a strong technology platform with a genuine appreciation for local markets. Merchants Bank delivers this commitment through a branch-based system that includes: 34 community bank offices and 42 ATMs throughout Vermont; local branch presidents and personal bankers dedicated to high-quality customer service; free online banking, phone banking, and electronic bill payment services; high-value depositing programs that feature Free Checking for Life®, Cash Rewards Checking, Rewards Checking for Business, business cash management, money market accounts, health savings accounts, certificates of deposit, Flexible CD, IRAs, and overdraft assurance; feature-rich loan programs including mortgages, home equity credit, vehicle loans, personal and small business loans and lines of credit; and merchant card processing. Merchants Bank offers a strong set of commercial and government banking solutions, delivered by experienced banking officers in markets throughout the state; these teams provide customized financing for medium-to-large companies, non-profits, cities, towns, and school districts. Merchants Trust Company, a division of Merchants Bank, provides investment management, financial planning and trustee services. Please visit www.mbvt.com for access to Merchants Bank information, programs, and services. Merchants’ stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC. Equal Housing Lender.

Some of the statements contained in this press release may constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants’ current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants’ actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants’ control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants’ markets, and changes in the financial condition of Merchants’ borrowers. The forward-looking statements contained herein represent Merchants’ judgment as of the date of this release, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants’ reports filed with the Securities and Exchange Commission.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	12/31/09	09/30/09	12/31/08	09/30/08
Balance Sheets - Period End

Total assets	$ 1,435,248	$ 1,405,994	$ 1,341,210	$ 1,317,312
Loans	918,538	929,236	847,127	814,598
Allowance for loan losses ("ALL")	10,976	11,177	8,894	8,367
Net loans	907,562	918,059	838,233	806,231
Securities available for sale	404,652	353,842	429,872	436,021
Securities held to maturity	1,159	1,306	1,737	3,174
Federal Home Loan Bank ("FHLB") stock	8,630	8,630	8,523	8,403
Federal funds sold and other short-term investments	10,270	10,260	111	111
Other assets	102,975	113,897	62,734	63,372
Deposits	1,043,319	1,030,802	930,797	949,521
Securities sold under agreement to repurchase and other short-term debt	179,718	122,421	124,408	89,298
Securities sold under agreement to repurchase, long-term	54,000	54,000	54,000	54,000
Other long-term debt	31,215	68,698	118,643	117,758
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	15,365	19,069	13,046	9,295
Shareholders' equity	91,012	90,385	79,697	76,821
Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,412,900	$ 1,394,457	$ 1,320,845	$ 1,307,023
Loans	920,846	922,704	825,395	800,126
Allowance for loan losses	11,510	10,958	8,596	8,509
Net loans	909,336	911,746	816,799	791,617
Securities available for sale and FHLB stock	371,059	367,979	436,712	446,688
Securities held to maturity	1,224	1,374	2,187	2,909
Federal funds sold and other short-term investments	63,553	53,576	2,420	5,664
Other assets	67,728	59,782	62,727	60,145
Deposits	1,037,955	1,026,527	946,534	947,674
Securities sold under agreement to repurchase and other short-term debt	148,282	115,447	96,736	82,794
Securities sold under agreement to repurchase, long-term	54,000	54,000	54,000	72,913
Other long-term debt	46,097	79,107	117,996	99,355
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	14,999	13,209	9,845	9,979
Shareholders' equity	90,948	85,548	75,115	73,689
Interest earning assets	1,356,682	1,345,633	1,266,714	1,255,387
Interest bearing liabilities	1,180,087	1,179,117	1,110,612	1,100,447
Ratios and Supplemental Information - Period End
Book value per share	$ 15.65	$ 15.55	$ 13.89	$ 13.40
Book value per share (1)	$ 14.82	$ 14.74	$ 13.15	$ 12.70
Tier I leverage ratio	7.67%	7.60%	7.42%	7.50%
Tangible capital ratio (2)	6.34%	6.43%	5.94%	5.83%
Period end common shares outstanding (1)	6,141,823	6,131,175	6,061,182	6,049,720
Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 14,481	$ 10,584	$ 11,643	$ 11,594
Nonperforming assets ("NPAs")	$ 15,136	$ 11,386	$ 12,445	$ 11,594
NPLs as a percent of total loans	1.58%	1.14%	1.37%	1.42%
NPAs as a percent of total assets	1.05%	0.81%	0.93%	0.88%
ALL as a percent of NPLs	76%	106%	76%	72%
ALL as a percent of total loans	1.19%	1.20%	1.05%	1.03%

(1)

This book value and period end common shares outstanding includes 326,453; 320,371; 323,754; and 317,161 Rabbi Trust shares for the periods noted above, respectively.

(2)

The tangible capital ratio is a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	December 31,
	2009	2008
Balance Sheets - Year to-Date Averages
Total assets	$ 1,376,441	$ 1,277,242
Loans	901,582	781,645
Allowance for loan losses	10,430	8,415
Net loans	891,152	773,230
Securities available for sale and FHLB stock	386,772	425,038
Securities held to maturity	1,443	3,160
Federal funds sold and other short-term investments	36,529	10,551
Other assets	60,545	65,263
Deposits	1,003,778	923,863
Securities sold under agreement to repurchase and other short-term debt	115,395	89,382
Securities sold under agreement to repurchase, long-term	54,000	62,046
Other long-term debt	83,676	93,753
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619
Other liabilities	13,880	12,276
Shareholders' equity	85,093	75,303
Interest earning assets	1,326,326	1,220,394
Interest bearing liabilities	1,162,402	1,070,181

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2009	2008	2009	2008
Operating Results
Interest income
Interest and fees on loans	$ 11,855	$ 11,797	$ 47,646	$ 46,611
Interest and dividends on investments	4,158	5,777	18,694	21,971
Total interest and dividend income	16,013	17,574	66,340	68,582
Interest expense
Deposits	1,854	3,386	9,605	16,246
Short-term borrowings	308	277	641	1,686
Long-term debt	1,147	1,812	5,978	6,997
Total interest expense	3,309	5,475	16,224	24,929
Net interest income	12,704	12,099	50,116	43,653
Provision for credit losses	600	600	4,100	1,525
Net interest income after provision for credit losses	12,104	11,499	46,016	42,128
Noninterest income
Trust Company income	469	396	1,724	1,831
Service charges on deposits	1,454	1,436	5,671	5,437
Gain on investment securities	1,163	(369)	1,219	(287)
Equity in losses of real estate limited partnerships, net	(583)	(462)	(2,049)	(1,849)
Other noninterest income	875	823	3,750	3,526
Total noninterest income	3,378	1,824	10,315	8,658
Noninterest expense
Salaries and wages	4,210	3,837	14,510	13,730
Employee benefits	663	1,038	4,348	3,873
Occupancy and equipment expenses	1,616	1,557	6,405	6,082
Legal and professional fees	600	541	2,499	2,449
Marketing expenses	328	314	1,470	1,652
State franchise taxes	276	263	1,142	1,066
FDIC Insurance	315	195	1,964	356
Other noninterest expense	2,410	1,499	7,760	5,893
Total noninterest expense	10,418	9,244	40,098	35,101
Income before provision for income taxes	5,064	4,079	16,233	15,685
Provision for income taxes	1,268	1,015	3,754	3,768
Net income	$ 3,796	$ 3,064	$ 12,479	$ 11,917
Ratios and Supplemental Information
Weighted average common shares outstanding	6,139,739	6,058,922	6,105,909	6,069,653
Weighted average diluted shares outstanding	6,139,739	6,063,815	6,107,389	6,079,274
Basic earnings per common share	$ 0.62	$ 0.51	$ 2.04	$ 1.96
Diluted earnings per common share	$ 0.62	$ 0.51	$ 2.04	$ 1.96
Return on average assets	1.07%	0.93%	0.91%	0.93%
Return on average shareholders' equity	16.69%	16.32%	14.67%	15.83%
Net interest rate spread	3.61%	3.56%	3.62%	3.30%
Net interest margin	3.75%	3.81%	3.80%	3.58%
Net recoveries (charge-offs) to Average Loans	(0.09%)	0.00%	(0.19%)	(0.07%)
Net recoveries (charge-offs)	$ (824)	$ 18	$ (1,708)	$ (564)
Efficiency ratio (1)	58.81%	60.75%	59.47%	62.27%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:

As of December 31, 2009, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $3.80 million.